Exhibit 99.1

Codorus Valley Bancorp, Inc.

Declares Quarterly Cash Dividend and Special Dividend

FOR IMMEDIATE RELEASE - York, Pennsylvania - July 14, 2021

On July 13, 2021, the Board of Directors of Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, A Codorus Valley Company, declared a regular quarterly cash dividend of $0.11 per common share, payable on August 10, 2021, to shareholders of record at the close of business on July 27, 2021, which is the same as the prior quarter’s regular cash dividend. In addition, the Board declared a special cash dividend of $0.02 per common share, payable on August 10, 2021, to shareholders of record at the close of business on July 27, 2021, which is the same as the prior quarter’s special cash dividend.

With assets of over $2 billion, PeoplesBank, A Codorus Valley Company, is a wholly owned subsidiary of Codorus Valley Bancorp, Inc., the largest independent financial institution headquartered in York County, Pennsylvania. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at financial centers located in communities throughout South Central Pennsylvania and Central Maryland. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Global Market under the symbol CVLY.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.
Larry J. Miller, Chairman, President and CEO	Larry D. Pickett, CPA, Treasurer
717-747-1500	717-747-1502
lmiller@peoplesbanknet.com	lpickett@peoplesbanknet.com

Press Release
Page 1 of 1	Codorus Valley Corporate Center
105 Leader Heights Road, York, PA 17403
717-747-1519